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                                                                  Exhibit 23

                            Consent of KPMG LLP

The Plan Trustee
Delphi Information Systems, Inc.
  Cash Option Profit Sharing Plan:

We consent to incorporation by reference in the registration statement (No. 33-19310) on Form S-8 of Delphi Information Systems, Inc. of our report dated July 7, 1999, relating to the statement of net assets available for benefits of the Delphi Information Systems, Inc. Cash Option Profit Sharing Plan as of December 31, 1998, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the Form 11-K of Delphi Information Systems, Inc. Cash Option Profit Sharing Plan for the year ended December 31, 1998.


KPMG LLP

October 21, 1999
Chicago, Illinois